EXHIBIT 11.1
                              ANGEION CORPORATION
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)

                                       NINE MONTHS ENDED APRIL 30,                 YEARS ENDED JULY 31,
                                          1995            1994            1994            1993             1992
Primary earnings per common share:
  Average shares outstanding            16,291,900      10,519,777      10,657,311      10,296,812       9,901,592
  Dilutive stock options and
   warrants based on the treasury
   stock method                                 --              --              --              --              --
                                        16,291,900      10,519,777      10,657,311      10,296,812       9,901,592
  Loss from continuing operations      $(6,673,157)    $(5,768,779)    $(7,675,743)    $(5,915,558)    $(4,054,919)
  Income (loss) from discontinued
   operations                                    0               0               0       3,207,120        (106,536)
  Loss per share from continuing
   operations                                (0.41)          (0.55)          (0.72)          (0.57)          (0.41)
  Income (loss) per share from
   discontinued operations                       0               0               0            0.31           (0.01)

(1) Fully diluted earnings (loss) per share computations are not included as the per share results do not differ from primary earnings (loss) per share. Convertible Preferred Stock and Convertible Debentures are not included in the earnings (loss) per share computations because their effects, if any, would be antidilutive.